                                                                      EXHIBIT 11
                      Security Capital Group Incorporated
                               and Subsidiaries

      FULLY DILUTED EARNINGS PER COMMON SHARE AND COMMON EQUIVALENT SHARE

                     (in thousands, except per share data)

                                                               Three Months
                                                              Ended March 31,              Years Ended December 31,
                                                           --------------------    -----------------------------------------
                                                                1997       1996           1996            1995         1994
                                                           --------------------    -----------------------------------------
Reconciliation of net earnings (loss) per primary earnings
 (loss) per common share and common share equivalent
 computation to amount used for fully diluted computation:
  Net earnings (loss) per Consolidated Statements          $   3,349  $ (9,854)     $   32,067   $    (201,634)  $    (7,685)
    of Operations
  Add: Series A Preferred Share dividends                      2,606        --           7,819              --            --
  Add: Interest expense - convertible debt, net of tax
    effect                                                    17,332    14,489          61,043          51,210        29,647
                                                           --------------------    ------------------------------------------
    Net earnings (loss), as adjusted                       $  23,287  $  4,635      $  100,929   $    (150,424)  $    21,962
                                                           ====================    ==========================================
Reconciliation of weighted average number of common shares
 outstanding per primary earnings per common share
 and common equivalent share computation
 to amount used for fully diluted computation:
  Weighted average number of common shares
   outstanding per primary earnings per common share
   and common equivalent share computation                 1,322,054   994,789       1,133,711         896,681       458,945
  Add: Weighted average effect of conversion of
   Series A Preferred Shares into common shares              105,896        --          79,566              --            --
  Add: Weighted average effect of conversion of
   convertible debentures into common shares                 893,870   687,007         743,771         618,017       210,094
      Weighted average number of common shares,           ---------------------    ------------------------------------------
        as adjusted                                        2,321,820 1,681,796       1,957,048       1,514,698       669,039
                                                          =====================    ==========================================
Primary earnings (loss) per common share and common
share equivalent                                           $    2.53  $  (9.91)     $    28.28   $     (224.87)  $    (16.74)
                                                          =====================    ==========================================
Fully diluted earnings (loss) per common share and
common share equivalent(1)                                $   10.03  $   2.76      $    51.57   $      (99.31)   $     32.83
                                                          =====================    ==========================================

(1)Fully diluted earnings per common share and common share equivalent is not presented on the Consolidated Statements of Operations as the effect of the conversion of the preferred shares and the convertible debt into common shares is not assumed as the effect would be anti-dilutive.